Exhibit 5.2

+Mont E. Tanner, Esq. Law Offices of Mont E. Tanner Attorney at Law 2950 East Flamingo Road, Suite G, Las Vegas, NV 89121 Telephone: (702) 369 - 9614 Facsimile: (702) 369 - 5731 MTANNERLAW0)AOL.COM March 13, 2023 Julio Murillo, CEO Neolara Corp. Neo laracorp@tutanota.com Re: NEOLARA CORP. NON - SHELL LEGAL OPINION Gentlemen: Our Office has been retained by NEOLARA CORP., a Wyoming Corporation (the "Company"), to render a legal opinion as to whether the Company is an operating company, or "shell" company as defined by the Securities Act Rule 405 and Exchange Act Rule 12b - 2. In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the "Documents"): 1. The S - 1 Registration Statement; 2. The Company's Housing Renovation Project Service and Labor Agreements; 3. Company bank records confirming $8,500 payment to seller ofFutureproof Eco Solutions LLC; 4. Company Promissory Note to Brian Amir. In rendering the opinions set forth below, we have assumed: (i) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us ; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and, (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms. Response 1: While the Company is a development stage company, it is not a shell company as defined in Rule 12b - 2 of the Exchange Act. Rule 405 of Regulation C defines a "shell company" as registrant that has: (1) no or nominal operations; and (2) either (i) no or nominal assets; assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. The definition of a shell company under Rule 144 (i)(l) does not include a development stage company engaged in an actual business. Footnote 172 to SEC Release No.33 - 8869 ("Release 33 - 8869"), provides that the amendments to Rule 133, which among other things were intended to exclude the availability of Rule 133 to securities of a shell company, were not intended to capture a "start - up company," or, in other words, a company with a limited operating history, in the definition of a reporting or non - reporting shell company." Footnote 172 also provided that the exclusion of a "start - up company" in the definition of a shell company is based on the belief that, "such a company does not meet the condition of having "no or nominal operations." Such Footnote was intended to address certain concerns brought forth by several commentators to Release no. 33 - 8869 (defining a "shell company") who indicated that the definition of a shell company set forth above would capture virtually every company during its startup phase and therefore too broad. SEC Release No. 33 - 8587 ("Release 33 - 8587"), the Commission stated that it intentionally did not define the term "nominal" and it did not set a quantitative threshold of what constitutes a shell company, As such, the threshold of what is "nominal" is based on the facts and circumstances of each individualized case. The Company has secured a substantial housing renovation contract, which includes Labor income in the amount of $7,800.00. Some of the relevant factors that the Company finds pertinent in its classification as a non - shell are: (1) a very specific business purpose, (2) operating expenses, (3) conscionable plan of operations, and (4) revenue generation strategy. The Foregoing actions taken by the Company demonstrate the Company's high level of commitment towards establishing a legitimate business pursing opportunities for its development. Therefore, the Company is not a "shell" company, but rather a development stage company with a limited operating history. As to matters of fact, we have relied upon the Documents and, solely to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments. Based on our evaluation, the company is an emerging growth company and a smaller reporting company. The company's assets, and business plans exceed what would be deemed nominal. According to the company's past and current level of operations, and planned operations over the next 12 months, it is our opinion that the company is not a shell Company. Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that pursuant to the SEC's definition of a Shell Company, NEOLARA CORP., is not a "Shell" Company. This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Sincerely